Exhibit 4.4.10

FIFTH AMENDMENT TO CREDIT AGREEMENT AND LOAN DOCUMENTS

This Fifth Amendment to Credit Agreement and Loan Documents (this “Agreement”) is entered into on August 30, 2005, effective as of August 2, 2005, by and between JERRY L. RUYAN of Cincinnati, Ohio, successor by assignment and assumption of COMERICA BANK, successor by merger to COMERICA BANK – CALIFORNIA, successor in interest to IMPERIAL BANK, a California banking corporation, and SYNBIOTICS CORPORATION, a California corporation (“Borrower”). This Agreement is made with reference to the following facts:

RECITALS

A. Immediately prior to the execution of this Agreement, Comerica Bank assigned all its interest in the Credit Agreement, as amended (as defined and described below) and Term Loan A and the other Loan Documents (as defined in such Credit Agreement, as amended) to Jerry L. Ruyan (referred to, together with his assignor and its predecessors where the context so requires, as “ Bank”) pursuant to a Loan Purchase Agreement and Assignment and Assumption each dated August 30, 2005. This assignment excluded certain warrants held by Comerica, and Term Loan B that was previously assigned by Comerica Bank to Remington Capital LLC, along with a partial interest in other Loan Documents.

B. THIS AGREEMENT ADDRESSES THE DEBTS AND/OR OBLIGATIONS OF BORROWER TO BANK WHICH ARE FULLY DESCRIBED HEREIN. THIS AGREEMENT DOES NOT PERTAIN TO ANY OTHER INDEBTEDNESS AND/OR OBLIGATIONS OF BORROWER OR ANY OTHER PARTIES TO BANK NOT SPECIFICALLY ADDRESSED IN THIS AGREEMENT. ALL TERMS AND PROVISIONS OF ANY AGREEMENTS BETWEEN BORROWER AND BANK INCLUDING, BUT NOT LIMITED TO, THE LOAN DOCUMENTS NOT SPECIFICALLY MODIFIED HEREIN SHALL REMAIN IN FULL FORCE AND EFFECT IN ACCORDANCE WITH THEIR ORIGINAL TERMS.

AGREEMENT

NOW, THEREFORE, in consideration of (i) the above recitals and the mutual promises contained in this Agreement; (ii) the execution of this Agreement and all documents, instruments and agreements required to be executed in accordance with this Agreement; (iii) other and further valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

I.	Acknowledgment Of The Existing Indebtedness And The Loan Documents.

A. The Credit Agreement and Other Loan Documents.

1.

On or about April 12, 2000, Borrower and Bank entered into that certain Credit Agreement (as amended, restated, modified, supplemented or revised from time to time, the “Credit Agreement”), pursuant to which Borrower promised to pay Bank the principal amount of up to Ten Million Dollars ($10,000,000.00), together with interest on the funds disbursed thereunder at the rate provided for in the promissory notes described below. The Credit Agreement was amended pursuant to a First Amendment to Credit Agreement dated as of April 18, 2000

(“First Amendment”), by a Second Amendment to Credit Agreement dated as of November 14, 2000 (“Second Amendment”), by a Third Amendment to Credit Agreement and Loan Documents and Waiver of Defaults dated as of January 25, 2002 (“Third Amendment”), by a Letter Agreement dated September 4, 2003 and by a Forbearance Agreement dated March 29, 2004, and by a Fourth Amendment to Credit Agreement and Loan Documents and Waiver of Defaults dated as of September 23, 2004 (“Fourth Amendment”).

2.	Pursuant to the Credit Agreement, Borrower executed and delivered to Bank a (a) Promissory Note in the principal amount of Six Million Dollars ($6,000,000.00) (as amended, restated, modified, supplemented or revised from time to time, the “Term Note”) and a (b) Revolving Note in the principal amount of Four Million Dollars ($4,000,000.00) (as amended, restated, modified, supplemented or revised from time to time, the “Revolving Note”). Pursuant to the Second Amendment, Borrower executed and delivered to Bank a new Term Note in the principal amount of Six Million Three Hundred Thousand Dollars (6,300,000.00). Pursuant to the Third Amendment Borrower executed and delivered to Bank an Amended Promissory Note in the principal amount of Seven Million One Hundred and Thirty Two Thousand Dollars ($7,132,000.00) (The Term Note, Revolving Note and Amended Promissory Note, as amended, restated, modified, supplemented or revised from time to time, are refereed to herein collectively as the “Notes”).

3.	Also pursuant to the Credit Agreement: (a) Borrower executed and delivered to Bank: (i) that certain Commercial Security Agreement dated s of April 12, 2000 (as amended, restated, modified, supplemented or revised from time to time, the “Commercial Security Agreement”); (ii) that certain Commercial Pledge and Security Agreement dated as of April 12, 2000 (as amended, restated modified, supplemented or revised from time to time “Commercial Pledge Agreement”); (iii) that certain Patent Security Agreement dated as of April 12, 2000 (as amended, restated, modified, supplemented or revised from time to time, the “Patent Security Agreement”); and (iv) that certain Trademark Security Agreement dated as of April 12, 2000 (as amended, restated, modified, supplemented or revised from time to time, the “Trademark Security Agreement”); (b) W3Commerce LLC, a Delaware limited liability company, executed and delivered to Bank a Commercial Security Agreement dated as of April 12, 2000 (as amended, restated, modified, supplemented or revised from time to time, the W3C “Commerce Security Agreement”);. The Credit Agreement, Commercial Security Agreement and W3C Commerce Security Agreement each grant Bank a valid, perfected, first priority security interest in the property described therein as collateral (the “Collateral”) securing the Borrower’s obligations to Bank under the Loan Documents.

4.	On or about April 12, 2000, Borrower executed and delivered to Bank two form UCC-1 financing statements. Bank filed the financing statements with the office of the Secretary of State of California. Bank has filed the Patent Security Agreement and the Trademark Security Agreement with the United States Patent and Trademark Office.

5.	Borrower has delivered to Bank a Commercial Pledge Agreement amended to add 308,750 shares of Synbiotics Europe SAS pursuant to Fourth Amendment to Credit Agreement and Loan Documents and Waiver of Defaults.

6.	Pursuant to a Loan Purchase Agreement between Comerica Bank and Remington Capital LLC (“Remington”) dated September 23, 2004, Remington acquired a partial interest in the Loan Documents including the entire Term Loan B in the original amount of $3,873,416.78.

7.	The documents referenced above and all documents, security agreements and written amendments, notes and so forth related thereto are hereinafter collectively refereed to “Loan Documents.” Upon execution and delivery of the $500,000 Promissory Note (as defined below) such $500,000 Promissory Note shall be deemed to be a Loan Document in lieu of Term Loan A, and Bank shall surrender Term Loan A to Borrower. All capitalized terms not defined herein shall have the meaning described in the Loan Documents.

8.	The Borrower acknowledges that the Loan Documents constitute duly authorized, valid, binding, fully perfected and continuing agreements and obligations of Borrower to Bank, enforceable in accordance with their respective terms; and that Borrower has no claims, cross-claims, counterclaims, setoffs or defenses of any kind or nature which would in any way reduce or offset its obligations to Bank under the Loan Documents as of the date of this Agreement.

B. Existing Term Loan A Indebtedness. Borrower and Bank acknowledge and agree that the current outstanding principal balance of Term Loan A, plus all accrued and unpaid interest through August 2, 2005 is Five Hundred Thousand and 00/100 Dollars ($500,000) (the “Existing Term Loan A Indebtedness”). The Existing Term Loan A Indebtedness shall be evidenced by the new $500,000 Promissory Note (defined below).

II.	Amendments to Credit Agreement and Other Loan Documents.

A.	Section 1.01 of the Credit Agreement is deleted and replaced with the following:

“1.01 Term Loan Commitment. Subject to the terms and conditions of this Agreement, Borrower’s Existing Term Loan A Indebtedness shall be evidenced by a new $500,000 Promissory Note attached hereto in the form of Exhibit A (“$500,000 Promissory Note”). The interest rate, maturity date and other terms of $500,000 Promissory Note are set forth in the $500,000 Promissory Note. Also, Term Loan B dated September 1, 2004 remains in full force and effect in accordance with its terms. The current principal balance of Term Loan B is $3,606,433.96.

B.	Section 4.16 of the Credit Agreement is hereby deleted in its entirety.

C.	Section 5.08 of the Credit Agreement is hereby deleted in its entirety.

D.	Sections V.A. through V.D. of the Fourth Amendment to Credit Agreement and Loan Documents and Waiver of Defaults are hereby deleted in their entirety.

III.	Notices to Bank. All notices required or permitted to be given to Bank under this Agreement shall be addressed to:

To:	Jerry L. Ruyan

c/o Redwood Holdings

9468 Montgomery Rd.

Cincinnati, OH 45242

Remington Capital LLC

9468 Montgomery Rd.

Cincinnati, OH 45242

IV.	Complete Agreement of Parties. This Agreement constitutes the complete agreement among Bank, Remington and Borrower arising out of, related to or connected with the subject matter of this Agreement. Any supplements, modifications, waivers of terminations of this Agreement shall not be binding unless executed in writing by the parties to be bound thereby. This Agreement does not alter or amend any provision of any of the Loan Documents except to the extent of the provisions expressly set forth herein.

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AGREED AND ACCEPTED:

“Bank” Jerry L. Ruyan, successor by assignment from Comerica Bank, successor by merger to Comerica Bank – California, successor in interest to Imperial Bank

By:	/s/ Jerry L. Ruyan	Dated: August 30, 2005

“Borrower” Synbiotics Corporation, A California corporation

By:	/s/ Keith A. Butler	Dated: August 30, 2005

Its:	Vice President – Finance and Chief Financial Officer

Print:	Keith A. Butler

“Remington” Remington Capital LLC an Ohio limited liability company, successor in partial interest to Bank.

By:	/s/ Jerry L. Ruyan	Dated: August 30, 2005

Its:	President

Print:	Jerry L. Ruyan

Exhibit A

$500,000.00 Promissory Note

Incorporated herein by reference to Exhibit 4.4.11 to this Current Report on Form 8-K.